NEWS RELEASE

(BW)(CITYSCAPE)(CTYS) Cityscape Financial Reports 81 Percent Jump in First Quarter Earnings

     Business Editors

     Note to Editors: In the program name, Sav-A-Loan, which appears throughout the release, there is an "asterisk" symbol after "Sav," which may not appear correctly in all systems.

     ELMSFORD, N.Y. -- (BUSINESS WIRE) -- April 24, 1997 --

     US and UK Originations Up Sharply

     Cityscape Financial Corp. (NASDAQ: CTYS) today reported an 80.6 percent increase in earnings on a 193.4 percent increase in revenues for the first quarter ended March 31, 1997, compared to the same period in 1996.
     Net earnings for the first quarter of 1997 rose to $16.8 million or 50 cents per fully diluted share (54 cents primary earnings per share), from $9.3 million or 31 cents primary earnings per share in the first quarter of 1996. Revenues increased to $84.5 million for the quarter, from $28.8 million during the same period in 1996. There were 36.4 million weighted average fully diluted common shares and common stock equivalents during the quarter, compared to 29.8 million primary shares in the first quarter of 1996.
     Domestic loan originations totaled $388.1 million, up 132.8 percent over the $166.7 million originated in the first quarter of 1996, and up 6.7 percent over the $363.6 million originated during the fourth quarter of 1996. UK loan originations totaled $99.2 million, up 262.0 percent over the $27.4 million originated in the first quarter of 1996, and up 15.8 percent over the $85.7 million originated during the fourth quarter of 1996.
     Robert Grosser, Cityscape's president and chief executive officer, stated, "The first quarter results underscore the Company's commitment to the fundamentals of our business, sound underwriting practices and aggressive servicing. We are pleased that our US delinquencies declined to 7.97% at the end of the quarter from the year-end level of 8.92%, a direct result of our standards for credit quality and the increased capabilities of our servicing operations."
     Grosser added, "Our performance during the quarter reflects the continued growth of our new products and the strength of our core business, both in the US and in the UK. In particular, we are benefiting from our strategy of growing our broker and correspondent networks. We also continue to benefit from the introduction of our new products, such as Sav*-A-Loan(R), which was introduced last year." The company's Sav*-A-Loan(R) program offers loans to homeowners who may have little or no equity in their property but possess a favorable credit profile and debt-to-income ratio.
     Regarding originations, Grosser noted that broker originations in the US increased 82.7 percent during the quarter to $191.7 million from $104.9 million in the first quarter of 1996, while the

        [MORGEN-WALKE ASSOCIATES, INC. LETTERHEAD] wholesale business increased 217.8 percent to $196.4 million from $61.8 million in the first quarter of 1996. Broker originations increased to 49.4 percent of total originations in the first quarter of 1997 compared to 47.0 percent during the fourth quarter of 1996. This represents a decrease from 62.9 percent in the first quarter of 1996, at which time the company's wholesale origination channel was in an earlier stage of development.

Operating Results

        Total revenues increased $55.7 million or 193.4 percent to $84.5 million in the first quarter of 1997 from $28.8 million in the same period in 1996. This increase was due primarily to higher gains on the sale of loans resulting from the combined US and UK increased loan origination and purchase volume and volume of loans sold compared to the prior period.
        Gain on sale of loans increased $36.6 million or 151.9 percent to $60.7 million in the first quarter of 1997 from $24.1 million in the same period in 1996. This increase was due primarily to the company's UK gain on sale of loans of $33.9 million, representing a 28.9 percent gain on $117.4 million of loan sales in the first quarter of 1997 compared to gain on sale of loans of $12.2 million, representing a 44.5 percent gain on the $27.4 million of loan sales in the first quarter of 1996. The increase was also due to the increased volume of US loan sales at higher average gains ($364.2 million of loan sales at a weighted average gain of 7.4 percent ($26.8 million) in the first quarter of 1997, compared to $175.9 million of loan sales at a weighted average gain of
6.8 percent ($11.9 million) in the same period in 1996).
        The decrease in the UK gain on sale margin was a result of the company's introduction of new loan products targeting higher credit quality borrowers as well as new loan products with lower prepayment fees. The increase in the US gain on sale margin was primarily a result of higher average gains recognized on the company's sale of its Sav*-A-Loan(R) product of $128.8 million at an average net gain of 10.0 percent.
        The Sav*-A-Loan(R) product sold represented 35.4 percent of the company's US loans sales and 48.1 percent of the US gain on sale of loans during the first quarter of 1997. This increase in the US gain on sale was offset by higher premiums paid on the company's core home equity product wholesale originations, increasing from an average of 4.6 percent for the first quarter of 1996 to 6.2 percent for the first quarter of 1997.
        The average premiums paid during the first quarter represent a decrease from the 6.4 percent average premium paid on the fourth quarter 1996 core home equity wholesale originations. Consistent with its policy, the company does not pay a yield spread premium on its US broker originations. The average premiums paid as a percentage of total US originations were 1.7 percent for the first quarter of 1996, 2.9 percent for the fourth quarter of 1996 and 2.7 percent for the first quarter of 1997.

Servicing

        Cityscape's credit quality showed improvement during the quarter. US delinquencies declined to 7.97 percent, compared to 8.92 percent at December 31, 1996. UK delinquencies increased to 16.87 percent, compared to 15.41 percent at December 31, 1996. At March 31, 1997, the company had a reserve for possible loan losses of $66.5 million or 2.8 percent of total loans serviced, compared to $51.3 million or

2.6 percent at December 31, 1996.

    As part of its continuing efforts to improve its servicing during the quarter, Cityscape started using an automated predictive dialing system, which is well-known for its effectiveness in increasing collection productivity.

    To further enhance its servicing operations and facilitate the growth of its servicing portfolio, the company increased its servicing staff, including the formation of a "Loss Mitigation Department" to focus specifically on the company's 90 day and over delinquent loans.

Other Highlights

   -- In April the company announced the appointment of Peter S. Kucma to the position of senior vice president and chief operating officer. Kucma, formerly the vice president and general manager of GE Capital Home Equity Services, brings to Cityscape over 15 years of experience in the mortgage banking business.

   -- In the first quarter, there were four securitizations of the company's US loan products totaling $492.2 million. The company has retained the servicing rights on all of the underlying loans.

   -- During the first quarter, the company completed two UK securitizations totaling $169.8 million. These securities were rated either "AA" or "BBB" by Standard & Poor's, Fitch and Duff & Phelps. These transactions were arranged by Greenwich Capital Markets. The company will continue to service all of the underlying loans.

   -- In April the company announced that it had completed a private placement of $50.0 million of 6 percent Convertible Preferred Stock.

    Cityscape Financial Corp. is a consumer finance company that, through its wholly owned subsidiaries, Cityscape Corp. and City Mortgage Corp. Ltd., is engaged in the business of originating, purchasing, selling and servicing mortgage loans in the United States and the United Kingdom, secured primarily by one- to four-family residences.

    Cityscape was founded in 1985 and is headquartered in Elmsford, with regional processing offices in California, Georgia, Illinois and Virginia.

                           CITYSCAPE FINANCIAL CORP.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (In thousands, except per share data)
                                  (Unaudited)

                                   Three Months Ended
                                        March 31,
                                  1997            1996
REVENUES:

Gain on sale of loans           $60,663         $24,093
Mortgage origination income         784             836
Interest                         19,421           3,017
Servicing income                    669             561
Other                             2,998             272
  Total Revenues                 84,535          28,779

EXPENSES:

Salaries and benefits            15,383           5,382
Interest expense                 16,455           1,698
Selling expenses                 11,204           1,363
Other operating expenses         12,345           4,045
Amortization of goodwill          1,157             494
Total expenses                   56,544          12,982
Earnings before income
  taxes                          27,991          15,797
Provision for income taxes       11,196           6,525
Net earnings                     16,795           9,272
Earnings per share(1):
Primary                           $0.54           $0.31
Fully diluted                     $0.50             N/A
Weighted average number of
  shares and common stock
  equivalents outstanding(1):
Primary                          30,880          29,806
Fully diluted                    36,355             N/A

(1) All amounts have been restated to reflect the 100 percent stock dividend paid in July 1996.

                           CITYSCAPE FINANCIAL CORP.
                            SELECTED OPERATING DATA
                            (Dollars in millions)

                                 Three Months Ended
                                      March 31,
                                 1997            1996
Origination and Sale
  Data:
Loans originated and
  purchased:
US(1)                           $388.1          $166.7
UK(2)                             99.2            27.4
Total                            487.3           194.1
Loan originations by
  channel: (US only)
Wholesale                        196.4            61.8
Broker                           191.7           104.9
Total                            388.1           166.7
Weighted average coupon:
US:
Core products:(3)
Fixed rate                        11.8%           11.4%
Adjustable rate                   10.4%            N/A
Specialty products(4)             14.1%           14.4%
Other products(5)                  8.5%            7.6%
UK                                15.3%           16.4%
Loans sold:
US                              $364.2          $175.9
UK                               117.4            27.4
Total                            481.6           203.3

Portfolio Data:                   As of           As of
                                 March 31,       Dec. 31,
                                   1997            1996
Loan serviced portfolio:
US(6)                           $1,775.8        $1,470.3
UK                                 567.5           511.1
Total                           $2,343.3         1,981.4
Total delinquencies:
US                                  7.97%           8.92%
UK(7)                              16.87%          15.41%

--------------

(1) As of March 31, 1997 and 1996, the company was licensed or registered in 42 states and the District of Columbia, and 35 states and the District of Columbia, respectively.
(2) England, Scotland and Wales, excluding Northern Ireland.
(3) Fixed and adjustable rate residential mortgage loans for refinancing, educational, home improvement and debt consolidation purposes, fixed and adjustable rate purchase money mortgage loans and mortgage loans on multi-family and mixed-use properties.
(4) Conventional home improvement loans, Sav*-A-Loans(R) and Title I home improvement loans.
(5) Jumbo and conventional loans.
(6) Excludes loans serviced pursuant to contract servicing and master servicing agreements.
(7) The Company has only been servicing loans in the UK since May 1995; accordingly, the UK loans serviced portfolio is unseasoned.

                           CITYSCAPE FINANCIAL CORP.
                          SELECTED BALANCE SHEET DATA
                                  (Unaudited)
                                 (in thousands)


                                      March 31,     Dec. 31
                                        1997          1996

Total assets                          $777,480      $810,202
Mortgage servicing receivables         252,128       242,895
Trading securities                     155,049       103,200
Mortgage loans held for sale, net      109,281       102,222
Goodwill                                44,939        47,467
Total debt                             435,230       382,523
Total liabilities                      627,670       671,370
Total stockholders' equity            $149,810      $138,832
*T

        --30--rg/ng*

        CONTACT: Robert C. Patent, EVP
                 Tim S. Ledwick, CFO
                 Cityscape Financial Corp.
                 (914) 592-6677
                        or
                 Michele Katz/Geoffrey Buscher/Jason Langer
                 Press: Stan Froelich/Elisabeth Philippe
                 Morgen-Walke Associates
                 (212) 850-5600
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